Exhibit 2.1

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Constitution in its entirety for a complete description of the rights and preferences of our securities.

General

We are a Singapore corporation, and our affairs are governed by our amended and restated Constitution and the laws of Singapore, and subject to the provisions of the Singapore Code (defined below). Our share capital currently comprises ordinary shares, with no par value per share.

As of the date of this report, we had (i) 39,047,754 ordinary shares issued and outstanding (there was one share issued on incorporation of the Company that has not been registered for resale), (ii) no preference shares issued and outstanding, (iii) 2,571,669 outstanding warrants relating to the Private Placement, and (iv) 5,600,000 options outstanding to acquire 5,600,000 ordinary shares.

Ordinary Shares

Holders of ordinary shares are entitled to receive dividends when and if declared by ordinary resolution by the Company out of the profits of the Company. Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded or on the declaration of the result of the show of hands or ballot (as applicable). If voting is by a show of hands, every holder of ordinary shares who is entitled to vote and who is present in person or by proxy at the meeting has one vote. On a poll, every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by him or which he represents.

Upon our winding up, liquidation and dissolution and after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the liquidator may, with the authority of a special resolution, divide among the members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one (1) kind or shall consist of properties of different kinds and may for such purpose set such value as he deems fair upon any one (1) or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members.

The rights, powers and privileges of holders of our ordinary shares are subject to those of holders of any shares of our preferred shares or any other series or class of shares we may authorize and issue in the future.

There are no provisions in the Constitution that discriminate against any existing or prospective holder of our ordinary shares as a result of such shareholder owning a substantial number of shares.

Preferred Shares

Our Constitution provides that preferred shares may be issued from time to time in one or more series. Our Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors will be able to issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The issuance of preferred shares could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

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Public Warrants

On February 24, 2021, the Company issued a notice of redemption for all of its outstanding public warrants to purchase shares of the Company’s ordinary shares that were issued under the Warrant Agreement, dated March 27, 2019, by and between 8i and VStock Transfer, LLC, as warrant agent, and supplemented by the Supplemental Warrant Agreement, dated September 30, 2020, by and between the Company and VStock Transfer, LLC, as part of the units sold in 8i’s initial public offering and also issued to holders of certain 8i promissory notes converted into warrants in connection with the Company’s Business Combination, each for a redemption price of $0.01 per public warrant. The notice of redemption fixed the redemption date for the public warrants at 5:00 p.m. New York City time on March 26, 2021 (the “Redemption Date”).

Pursuant to Section 6.1 of the Supplemental Warrant Agreement, the Company had the right to redeem all of the outstanding public warrants if the last sales price of the ordinary shares equaled or exceeded $16.50 per share on each of 20 trading days within any 30-day trading period ending on the third business day prior to the date on which a notice of redemption was given. The last sales price of the ordinary shares was at least $16.50 per share on each of 20 trading days within the 30 day trading period ending on February 19, 2021 (which was three business days prior to the date of the redemption notice).

Each public warrant entitled the holder thereof to purchase one-half (1/2) of one ordinary share at a price of $5.75 per warrant (i.e. $11.50 per full share). The rights of the public warrant holders to exercise their public warrants terminated following 5:00 p.m. New York City time on the Redemption Date.

As a result of the redemption of the outstanding public warrants, the public warrants ceased to be quoted on the Nasdaq stock market, effective at the close of trading on the Redemption Date.

Private Placement Warrants

On January 15, 2021, we completed a private placement offering with select institutional investors for the purchase of an aggregate of 2,571,669 ordinary shares and we issued private placement warrants to purchase up to 2,571,669 ordinary shares, at an exercise price equal to $18.75 per share (the “private placement warrant shares”). The private placement warrants may be exercised on the date of issuance and through the 3-year anniversary of the date of issuance. The private placement warrants may be exercised for cash or on a cashless basis if there is no effective registration statement registering the resale of the private placement warrant shares and may not be exercised to the extent that the holder thereof would, following such exercise or conversion, beneficially own more than 4.99% (or such other percent as designated by each holder not to exceed 9.99%) of our outstanding ordinary shares. The private placement warrants contain customary provisions that adjust the exercise price and the number of private placement warrant shares in the event of a corporate transaction.

The private placement warrants are subject to a mandatory call option. This provisions permits us, subject to certain limitations, to cancel any or all unexercised warrants for consideration equal to $0.01 per private placement warrant share at any time following (a) the date that is 12 month anniversary of the issuance date, (b) the ordinary shares achieve a volume weighted average market price for 20 consecutive trading days (the “Measurement Period”) exceeding 300% of the exercise price, and (c) the average daily dollar volume of during such Measurement Period exceeds $10 million per trading day.

Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is VStock Transfer LLC. We have agreed to indemnify VStock Transfer LLC in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Differences in Corporate Law

The Company is governed by Singapore law and its stockholders and their rights will be governed by Singapore law and the Constitution. Set forth below is a summary of the material differences between provisions of Singapore law that are applicable to the Company and the laws applicable to companies incorporated in the United States.

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Mergers and Similar Arrangements

There are no provisions under the Singapore Companies Act which provide any member of a company any entitlement to payment of the fair value of his or her shares upon dissenting from any of the following: (1) a merger, (2) a consolidation, (3) any sale, transfer, lease, exchange, or other disposition of more than 50% of the assets or business of the Company, (4) a redemption of the issued shares of the Company, or (5) an arrangement permitted by a court.

Shareholders’ Suits

Under Singapore law, only registered shareholders reflected in the register of members are recognized under Singapore law as shareholders of a company. As a result, only registered shareholders have legal standing to institute shareholder actions or otherwise seek to enforce their rights as shareholders. Holders of book-entry or dematerialized interests in the Company’s shares will be required to exchange their book-entry or dematerialized interests for certificated shares and to be registered as shareholders in the register of members in order to institute or enforce any legal proceedings or claims against the Company, the directors or officers relating to shareholder rights. A holder of book-entry or dematerialized interests may become a registered shareholder of the Company by exchanging its interest in the shares for certificated shares and being registered in the register of members.

A shareholder may apply to the court for an order under the Singapore Companies Act to remedy situations where (i) the company’s affairs are being conducted or the powers of the company’s directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders or holders of debentures of the company, including the applicant; or (ii) the company has done an act, or threatens to do an act, or the shareholders or holders of debentures have passed or proposed some resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the company’s shareholders or holders of debentures, including the applicant.

Singapore courts have wide discretion as to the relief they may grant under such application, including, inter alia, directing or prohibiting any act or cancelling or varying any transaction or resolution, providing that the company be wound up, or authorizing civil proceedings to be brought in the name of or on behalf of the company by such person or persons and on such terms as the court directs.

The Singapore Companies Act has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action on behalf of the Company. Applications are generally made by shareholders, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares). It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action or arbitration in the name and on behalf of a company or intervene in an action or arbitration to which a company is a party for the purpose of prosecuting, defending or discontinuing the action or arbitration on behalf of the company.

Enforcement of Civil Liabilities

Singapore has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Singapore companies may not have standing to sue before the Federal courts of the United States. For a discussion of the key differences in U.S. and Singapore law on the enforcement of civil liabilities.

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Certain Anti-Takeover Provisions in our Charter

The Singapore Code on Takeovers and Mergers (the “Singapore Code”), issued pursuant to Section 321 of the Singapore Securities and Futures Act, regulates the acquisition of ordinary shares of, inter alia, listed public companies and contains certain provisions that may delay, deter or prevent a future takeover or change of control of the Company. Any person acquiring an interest, either on his own or together with parties acting in concert with him or her, in 30% or more of the voting shares in the Company must, except with the prior consent of the Singapore Securities Industry Council (the “SIC”), extend a takeover offer for the remaining voting shares in the Company in accordance with the provisions of the Singapore Code. Likewise, any person holding not less than 30% but not more than 50% of the voting shares in the Company, either on his own or together with parties acting in concert with him or her, must, except with the prior consent of the SIC, make a takeover offer in accordance with the provisions of the Singapore Code if that person together with parties acting in concert with him or her acquires additional voting shares in excess of one percent of the total number of voting shares in any six-month period. Therefore, any investor seeking to acquire a significant stake in the Company may be deterred from doing so if, as a result, such investor would be required to conduct a takeover offer for all of the Company’s voting shares.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of shares of ordinary shares then issued and outstanding; or

●	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, upon the consummation of the Business Combination, we ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

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Registration Rights

In connection with the initial public offering, 8i entered into a registration rights agreement with 8i Holdings Ltd. (the “8i Holdings”) and 8i Enterprises Pte. Ltd. (the “8i Registration Rights Agreement”) for the registration for resale under the Securities Act of insider shares, private units, and securities issuable upon conversion of notes issued by 8i (the “8i Registrable Securities”). The holders of a majority of (i) the 8i Registrable Securities are entitled to make up to two demands that 8i register the 8i Registrable Securities and have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination, (ii) the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the insider shares are to be released from escrow, and (iii) the private units and securities issuable upon conversion of the 8i notes can elect to exercise registration rights at any time after 8i consummates a business combination (the “Insider Rights”).

As a condition to the consummation of the Business Combination, 8i, 8i Holdings, Ltd., and the Company agreed to amend and restate the 8i Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”) to include certain rights relating to the registration of (i) the 25,000,000 ordinary shares of the Company issued to Diginex Hong Kong shareholders who are not affiliates of Diginex Hong Kong or the Company, (ii) all other securities of the Company (including derivatives thereof, such as options and warrants) held by the Company’s officers, directors, nominees, and direct and indirect parents, control person, affiliates, and associates immediately after the Business Combination, and (iii) 1,841,262 ordinary shares of the Company issuable to certain service providers in connection with the closing of the Business Combination (the “Additional Registrable Securities”). Under the terms of the Amended and Restated Registration Rights Agreement, the Company was obligated to file a registration statement for the resale of the 8i Registrable Securities within seven trading days after the consummation of the Business Combination and to have such registration statement declared effective within sixty days after the consummation of the Business Combination. The Amended and Restated Registration Rights Agreement includes the Insider Rights, and also provides that the holders of a majority of the Additional Registrable Securities can, at any time after the consummation of the Business Combination, make up to two demands that the Company register the Additional Registrable Securities. In addition, the holders of the Additional Registrable Securities have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. The Company will bear the expenses incurred in connection with filing of any such registration statements. Pursuant to the Amended and Restated Registration Rights Agreement, the Company registered the Additional Registrable Securities in a Registration Statement on Form F-1 filed with the SEC on January 29, 2021 and declared effective by the SEC on February 9, 2021 (the “January 2021 Shelf Registration Statement”).

In connection with the Private Placement, the Company entered into the Registration Rights Agreement with the Private Placement investors pursuant to which the Company agreed to register for resale the issued ordinary shares and ordinary shares to be issued upon exercise of the warrants. Pursuant to the Registration Rights Agreement, the Company registered for resale the ordinary shares issued in the Private Placement and the ordinary shares to be issued upon exercise of the warrants issued in the Private Placement in the January 2021 Shelf Registration Statement.

Listing of Securities

The Company’s ordinary shares are listed on Nasdaq under the symbol “EQOS”.

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